Exhibit 5

June 15, 2021

Conduent Incorporated

100 Campus Dr., Suite 200

Florham Park, NJ 07932

Ladies and Gentlemen:

As Associate General Counsel of Conduent Incorporated, a New York corporation (“Conduent” or the “Company”), I am familiar with the Post-Effective Amendment (the “Amendment”) filed by Conduent on June 14, 2021, amending the Registration Statement on Form S-8 (Registration No. 333-215361) filed by Conduent, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 29, 2016 (the “Original Registration Statement”).

The Original Registration Statement registered up to 26,000,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, issuable pursuant to awards granted under the Conduent Incorporated Performance Incentive Plan and Conduent Incorporated Equity Compensation Plan for Non-Employee Directors (the “2016 Plans”).

This Amendment reflects that any shares that were authorized for issuance but remain unissued under the 2016 Plan will become available for reissuance under the Conduent Incorporated 2021 Performance Incentive Plan (the “2021 Plan”), and that shares that are currently subject to outstanding awards under the 2016 Plans will become available for issuance under the 2021 Plan if such awards under the 2016 Plans subsequently expire, terminate or are otherwise surrendered, canceled or forfeited (including to effect tax withholding).

In rendering the opinion set forth herein, either I or other lawyers in the legal group of Conduent have examined (i) the Amendment and the Original Registration Statement, (ii) the 2016 Plans, (iii) the 2021 Plan, (iv) the Company’s Restated Certificate of Incorporation and By-laws, each as amended to date, (v) certain resolutions of the board of directors of the Company and (vi) such other documents and matters of law as have been considered necessary or desirable in rendering the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such documents. In making my examination of executed documents I have assumed the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied on statements and representations of officers and other representatives of the Company, of public officials and others.

My opinion set forth herein is limited to the laws of the State of New York and the United States of America, in each case that, in my experience, are normally applicable to transactions of the type contemplated by the Registration Statement and to the extent that judicial or regulatory decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non- Opined on Law on the opinion herein stated. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the laws and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing, it is my opinion that the Shares, when issued and paid for in accordance with the terms and conditions of the 2021 Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Kevin Ciaglo
Kevin Ciaglo
Associate General Counsel